Exhibit 107

Calculation of Filing Fee Tables

Form S-4/A

(Form Type)

AltEnergy Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (1)	457(f)(2)	12,000,000(2)	$1.614820375	$19,377,844.50(3)	.0001476	$2,860.16

	Equity	Warrants(4)	457(g)	6,000,000	—	—	—	—(5)

	Equity	Common Stock(6)	457(f)(2)	6,000,000	$1.614820375	$9,688,922.25(3)	.0001531	$1,483.37

	Equity	Common Stock(7)	457(f)(1)	6,488,146	$11.08(8)	$71,888,657.68	.0001531	$11,006.15

	Equity	Warrants(9)	457(g)	19,500,000	$0.0064(10)	$124,000	.0001531	$19.11

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$101,079,424.43		$15,368.79

	Total Fees Previously Paid							$2,860.16

	Total Fee Offsets							—

	Net Fee Due							$12,508.63

(1)	The number of shares being registered represents the maximum number of shares of the registrant’s Common Stock that are expected to be issued in connection with the Business Combination.
(2)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Car Tech, LLC (“Car Tech”) is a private company, no market exists for its securities, and Car Tech has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of Car Tech securities is one-third of the stated value per Car Tech limited liability company membership interest expected to be exchanged and cancelled in the Business Combination, which is $0.33, multiplied by the number of Car Tech limited liability membership interests to be exchanged and cancelled in the Business Combination, which is 58,720,741.

(4)	Represents the maximum number of merger consideration warrants that are expected to be issued in connection with the Business Combination.
(5)	Because the shares of Common Stock underlying these Warrants are registered hereby, no separate registration fee is required.
(6)	Represents the Common Stock issuable upon conversion of the merger consideration warrants.
(7)

Represents the total number of shares of Common Stock of AltEnergy outstanding as of immediately prior to the closing of the Business Combination. Pursuant to Rule 145(a), the completion of the Business Combination is deemed to be an offer or sale of the securities in the combined company to the stockholders of AltEnergy.

(8)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average of the bid and ask prices for AltEnergy Common Stock on the OTC Pink Open Market on February 6, 2025 of $11.08.

(9)

Represents the total number of AltEnergy Warrants outstanding as of immediately prior to the closing of the Business Combination. Pursuant to Rule 145(a), the completion of the Business Combination is deemed to be an offer or sale of the securities in the combined company to the equity holders of AltEnergy.

(10)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average of the bid and ask prices for AltEnergy Warrants on the OTC Pink Open Market on February 10, 2025 of $0.0064.